LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Agreement") is made on March 1, 2002 in Shanghai.

Lessor: Shanghai Changning District Central Hospital

(hereinafter referred to as "Party A")

Legal address: 1111, Xian Xia Road, Shanghai PRC.

Legal representative: Mr. Xu Wei Ren

Title: President

Nationality: Chinese

Lessee: U.S. - China Industrial Exchange, Inc.

(hereinafter referred to as "Party B")

Legal address: 7201 Wisconsin Avenue, Bethesda, MD 20814 USA

Legal representative: Ms. Roberta Lipson

Title: Chairman of the Board, President

Nationality: USA.

Party A and Party B hereinafter may be individually referred to as a "Party" and collectively referred to as the "Parties".

PRELIMINARY STATEMENT:

1. Party A is the owner of a building located in the compound of the Shanghai Changning District Central Hospital at #1111 Xian Xia Road, Changning District, Shanghai, that is #5 building, and the construction drawing attached hereto (the "Premises").

2. Party B desires to rent the Premises and Party A has agreed to rent the Premises to Party B under the terms and conditions herein.

Now Therefore, the Parties hereby, through friendly discussions, agree unanimously as follows:

Article 1 - Lease of Premises

Party A agrees to lease the Premises, #5 Building which is located in the compound of the Shanghai Changning District Central Hospital at #1111 Xian Xia Road, Shanghai to Party B and Party B agrees to lease the Premises and accepts the terms and conditions in this Agreement. During the Term, Party B will possess the exclusive use of the entire Premises and the entire area on the roof. But the use of the Premises' roof needs Party A's written approval. Party B may use the Premises as the business place of a Sino-foreign Cooperative Shanghai United Family Hospital ("the Hospital") and Party B's office space.

Article 2 - Rental Term

2.1 The rental period shall be a period of eighteen (18) years, commencing on the date of obtaining the Business License of Legal Enterprise Representative of the Hospital and ending on the expiration date of its operation term. According to the Contractual Joint Venture Contract made by the Shanghai Changning District Central Hospital and U.S.-China Industrial Exchange, Inc. on February 8, 2002, if the Hospital receives an extension of its operating license then the rental term of this Lease will be automatically extended to provide for the same period of time as is set forth in the extension of the operating license.

2.2 After the expiration of the Term, Party B will have the right of first refusal prior to Party A renting the Premises to a third party. For purposes of this provision, if Party B offers the same amount of total payment as another genuine offer the third party, Party A will continue to lease the Premises to Party B.

Article 3 - Deposit, Rent and Rent Adjustment

3.1 Within ten days after signing the Lease Agreement, Party B shall pay Party A Two Hundred and Fifty Thousand Renminbi Yuan (RMB250,000) deposit. The Two Hundred and Fifty Thousand Renminbi Yuan (RMB250,000) deposit shall be applied equally against the last six month's rent for the Premises. If the Lease Agreement is suspended for the responsibility of Party B, Party A will not refund the deposit to Party B. If the Lease Agreement is suspended for the responsibility of Party A, Party A shall doubly refund the deposit to Party B.

3.2 From the first year to the sixth year within the rental term the annual rent for the Premises shall be 2.5 Million Renminbi Yuan (RMB2,500,000); from the seventh year to the twelfth year the annual rent for the Premises shall be 2.6 Million Renminbi Yuan (RMB2,600,000); from the thirteenth to the eighteenth the annual rent for the Premises shall be 2.8 Million Renminbi Yuan (RMB2,800,000). (The list of rent payment is attached hereto.)

3.3 Within thirty days after obtaining the Business License of Legal Enterprise Representative of the Hospital, Party B will pay the first Five Hundred and Fifty Thousand Renminbi Yuan (RMB550,000) to Party A.

3.4 In accordance with the Article 2.1, if the rental term is extended, the annual rent shall be 3 Million Renminbi Yuan (RMB3,000,000).The pay method of rent will be the same as the previous one.

3.5 During the Term, if the RMB is devalued by 10% or more against the US Dollar, Party A and Party B will discuss matter relating to the adjustment of the annual rent on the basis of condition at that time. If the annual rent is adjusted, it shall not be adjusted in an amount greater than the devaluation's margin of RMB.

3.6 The first adjustment of the annual rent shall be calculated using the exchange rate of 1:8.3 US Dollar to RMB as the basis for the computation. After that, if there are further devaluations of the RMB the exchange rate to be used in calculating the rent shall be the exchange rate of US Dollar to RMB that Party A and Party B agreed should be the basis for the adjustment of the annual rent on a previous occasion.

3.7 After any adjustment of the annual rent, if the exchange rate of US Dollar to RMB returns to the level before the adjustment of the annual rent, then the annual rent shall be adjusted automatically in the same amount as the previous adjustment.

3.8 If the exchange rate of US Dollar to RMB returns to 1:8.3, the annual rent shall be the rent stipulated in Article 3.2 and Article 3.4.

3.9 If the RMB is revalued so that it has increased in value as against the US Dollar, using the exchange rate of 1:8.3 US Dollar to RMB as the basis for the computation, the annual rent will not be adjusted.

Article 4 - Quotas and Fees of Water, Electricity and Gas

4.1 The availability of electricity and water to the Premises is limited through the use of quotas assigned by the relevant government departments. Party A and Party B will use together their best efforts to see that such quotas are increased in order to ensure that there is adequate electricity and water for use by Party B.

4.2 Party B shall pay fees for water, electricity and gas to Party A or to the relevant local department by the actual usage. However, the fees at which Party B pays for water, electricity and gas shall be the same fees which Party A pays for water, electricity and gas for Party B even if Party B pay these relevant fees to Party A.

Article 5 - Warranties and Responsibilities of Party A

5.1 Party A hereby represents and warrants to Party B

5.1.1 Party A has the right to lawfully lease the Premises to Party B, and has all necessary legal authority to enter into this Agreement with Party B and carry out its obligations stipulated herein. In addition, Party A shall provide to Party B copies of Party A's "Real Property Ownership Certificate" and the written approval for the lease by Party A's department-in-charge which shall be attached hereto.

5.1.2 Party A shall pledge to vacate the part occupied by it in the Premises and shall bear all expenses for the vacation.

5.1.3 The design of the Premises is in conformity with all relevant building, fire and safety standards; and the Premises are located in sound structural condition before the lease.

5.1.4 The Premises are not subject to any lease, mortgage, charge or any other encumbrance and Party A will not during the Term create or grant any lease, mortgage or charge or other encumbrance over the Premises that could have any unfavorable impact on Party B.

5.1.5 During the Term, Party A shall guarantee that the outer pipelines of the Premises are connected to the water, drainage, electricity, gas and steam system. Upon notification by Party B of the outer pipelines equipment defects, Party A shall promptly repair the defects.

5.1.6 During the Term, should there be any other construction within the compound, Party A shall not interfere with Party B's convenient vehicle passage.

5.2 In addition to its responsibilities stated elsewhere in this Agreement, Party A shall have the following responsibilities:

5.2.1 Within 10 days after receiving the first payment amount of the Five Hundred and Fifty Thousand Renminbi Yuan (RMB550,000), Party A shall deliver actual possession of the entire Premises to Party B for its use. During the Term, Party A agrees to Party B's quiet enjoyment of the Premises and the designative area within the limits permitted by the Agreement. (The designative area is attached hereto).

5.2.2 Party A shall secure all required government permits for the use of land of the Premises and the designated area for the activities as set forth in this Agreement

5.2.3 Party A agrees, under the normal conditions, to directly and continuously supply electricity, water, gas and steam to the Premises.

5.2.4 If Party B is unable to carry on its normal business activities for a period of five consecutive days because Party A does not provide a sufficient supply of electricity, water, gas or steam for Party B under the condition of normal supply of electricity, water, gas and steam acquired by Party A, or damage to the Premises caused by Party A, Party B shall not be responsible for payment of rent for the period beginning on the sixth day Party B is unable to carry on its normal business activities, and continuing until the electricity, water, gas or steam has been restored to normal operation or the problem has been resolved. Party B may deduct the rent payable for such period from its next rental payment.

5.2.5 Party A shall be responsible for repairs to the exterior and the outer pipelines of the Premises throughout the Term. Should Party A be unable or unwilling to effect such repairs, Party B may arrange for such repairs itself and may deduct the costs of such repairs from its next rental payment.

5.2.6 So as not to interfere with Party B's business activities, Party A must adhere to the stipulations of the concerned Chinese laws and regulations in handling the relevant procedures.

5.2.7 Party A shall be responsible for the payment of all taxes, fees and charges which may be levied by the Chinese laws and regulations in respect of the Premises.

5.2.8 Party A shall provide Party B with copies of detailed technical drawings for the Premises (including the Premises' structural drawing, floor plan, pipeline drawings, etc.)

5.2.9 Party A shall ensure, under the conditions of convenient passage of vehicles, parking is freely and conveniently available to Party B and Party B's customers, employees and invitees in the designated area. Party A will not collect fees for parking. And Party A shall ensure providing 4 free parking spaces for Party B own use in the underground parking garage of Party A.

5.2.10 Party A shall ensure that Party B and Party B's employees, customers and invitees shall have convenient, continuous and unhindered 24-hour access to the Hospital at all times for the full Term on condition that they comply with Party A's rules concerned. Party B may erect a sign on the exterior gate of Party A and may also erect a sign at each entrance to the Premises and the exterior of the Premises.

Article 6 -Warranties and Responsibilities of Party B

6.1 Party B hereby represents and warrants to Party A:

6.1.1 During the Term, Party B shall not engage in illegal activities on the Premises, shall not permit any subtenants to engage in illegal activities on the Premises, and shall only use the Premises for lawful activities.

6.1.2 Party B shall avoid engaging in dangerous activities on the Premises.

6.1.3 During the Term, Party B shall take good care of the Premises and facilities and shall be responsible for greenification and sanitation in the designated area. Should Party B intentionally or accidentally cause damage to the Premises and facilities, it should be responsible for repair or compensation.

6.1.4 Party B shall not arbitrarily demolish and rebuild the Premises and the enclosing wall of the designated area and its facilities, or damage the basic structure of the Premises.

6.1.5 Party B shall not engage in activities on the Premises which would damage Party A's reputation.

6.2 In addition to responsibilities stated elsewhere in this Agreement, Party B shall have the following responsibilities:

6.2.1 Party B shall pay rent in accordance with the terms of this Agreement. Should Party B fail to pay the rent, Party B shall pay a delayed payment fee based on the number of days, in addition to paying the corresponding rent unless getting the Party A's agreement beforehand. The daily delayed payment fee shall be 0.1 % of the corresponding fee.

6.2.2 During the Term, Party B shall take all reasonable precautions to protect the Premises from damage and shall report any damage to Party A upon discovery of such damage. Should Party B cause damage to the Premises, it should be responsible for repair

6.2.3 Party B shall provide copies of the detailed remodeling and renovation construction drawings and relevant information for Party A.

6.2.4 During business activities or other activities, Party B shall preserve the peacefulness of the environment and must not interfere with the medical activities of Party A and the normal rest of the surrounding residents.

6.2.5 During the Term, Party B's employees, customers and invitees shall abide by security regulations as agreed to by both Parties and shall respect the employees of Party A.

6.2.6 Party B shall bear responsibility for the handling of medical waste, medical water waste discharge and other rubbish as well as consequences created by the improper handling of such waste.

6.2.7 Party B shall be responsible for security, sanitation and greenification of the designated area.

6.2.8 Party B shall equip the interior of the Premises with the required fire prevention equipment, formulate fire prevention measures and carry out fire safety drills in accordance with the requirements of the relevant fire department.

6.2.9 As foreign investment enterprise, Party B shall pay the land use fee in accordance with the Chinese law and regulation concerned.

6.2.10 After the expiration of this Agreement, Party B shall without question give to Party A all fixtures within the Premises that cannot be moved.

Article 7 - Renovation and Construction

7.1 Party A agrees that as of the Effective Date, Party B can freely remodel and renovate the Premises, provided that such remodeling and renovation shall not damage the basic structure of the Premises. Party B shall get necessary approval before such remodeling and renovation in accordance with the relevant provisions in Shanghai. Party A agrees to cooperate fully in such remodeling and renovation work, and to assist Party B in obtaining all of required government permits or approvals. (The structural safety of such renovations shall be certified by an organ of quality certification in Shanghai.)

7.2 Party B will ensure that the Premises are in good repair and sound structural condition and in compliance with all relevant building, fire, safety and public security regulatory standards and shall be maintained as such during the Term. Party A warrants that it will not interfere with Party B's construction of the Premises for meeting the said requirements.

Article 8 - Quiet Enjoyment

Party A agrees that, if it shall decide to undertake construction activities on the grounds, it will consult with Party B beforehand and will do its best to reduce the impact of construction activities that effect Party B.

Article 9 - Insurance of the Premises

9.1 During the Term, if Party A's higher department-in-charge requires Party A to insure the Premises, all such insurance policies shall name Party B as an additional insured and provide to Party B copies of the relevant certificates of such insurance coverage's. Party B shall be notified not less than 60 days prior to any termination,

amendment, cancellation or modification of the insurance contract. Both parties agree that the purchase of insurance shall be on the renovated building. Party B will pay for the increased cost of insurance caused by any increase in the value of the building attributable to Party B's renovations. For purposes of this provision, the parties agree that the issue of increased cost will be determined by a comparison of insurance cost quotations for the building, one insurance cost quotation without the renovations, and one insurance cost quotation with the renovations.

9.2 During the Term, if Party A does not insure the Premises, Party B, as an insurance applicant with the insurable interests, may insure the Premises. The indemnity brought by the insured event will be used first to repair the Premises. When Party B, as an insurance applicant, insures the Premises, Party A shall exert all its strength to cooperate with Party B in handling matters relating to insurance and shall provide relevant documents and information.

Article 10 -Assignment

Party B, under the condition of carrying out the Contractual Joint Venture Contract made by the Shanghai Changning District Central Hospital and U.S.-China Industrial Exchange, Inc. on February 8, 2002 and by the written approval of Party A, shall be entitled to assign its rights and obligations under this Agreement to a third party. Party A shall cooperate fully with Party B in obtaining any necessary government approvals of such assignment. Party B shall be responsible for the costs of any such assignment.

Article 11 -Sublease

Party B, after Party A's written approval and under the condition of carrying out all the stipulations as set forth in article 6 of this Agreement, shall be entitled to sublease the Premises or a part of the Premises.

Article 12 - Surrender of the Premises

Party B within 30 days of the expiration of the Term shall vacate the Premises and redeliver the Premises in a clean and sound condition to Party A. Party B shall not be required to rebuild any walls removed by Party A or Party B, or undo remodeling or renovation undertaken pursuant to Article 7. Party B may remove any equipment, machinery, furnishings and other structures and installations which were not provided by Party A. If the Premises have not been surrounded by the assigned date, Party B shall pay per day 110% of the average daily rental fee.

Article 13 - Inspection

13.1 Upon the Effective Date, Party B shall conduct an inspection of the Premises with a representative of Party A and an organ of quality certification. If there is the question of quality on building's structure, Party A will be responsible for repair. Party B shall have no obligations under this Agreement until the related standards of building's structure have been reached.

13.2 Within 30 days of the expiration of the Term, a representative of Party B will accompany a representative of Party A to inspect the condition of the Premises and return the usage right of the Premises to Party A. The Premises shall be handed back to Party A without any change to the basic structural features of the Premises.

Article 14 - Termination Of This Agreement

14.1 Should any of the following situations occur, Party B may terminate this Agreement:

14.1.1 If the Premises are defective or damaged through no fault of Party B, such that Party B is unable to use the Premises for its intended purpose, and Party A fails to remedy the situation within sixty (60) days following receipt of written notice from Party B;

14.1.2 If Party A otherwise breaches this Agreement, which breach remains uncured sixty (60) days after Party B has provided Party A with written notice of the breach.

14.2 Should any of the following situations occur, Party A may terminate the Agreement:

14.2.1 If Party B uses the Premises in violation of the terms of this Agreement, and such situation is not remedied within sixty (60) days after Party A has provided Party B with written notice of the breach.

14.2.2 If Party B fails to make payments of the Rent within sixty (60) days of the due date for such rental payment.

14.3 Should any of the following situations occur, either Party may terminate this Agreement:

If the conditions or consequences of Force Majeure prevail for a period in excess of three (3) consecutive complete calendar months and the Parties have been unable to find an equitable solution.

Article 15 - Force Majeure

15.1 "Force Majeure" shall mean all events which are beyond the control of the Parties to this Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by either Party.

15.2 If an event of Force Majeure occurs, to the extent that the contractual obligations of the Parties to this Agreement cannot be performed as a result of such event, such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

15.3 The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish appropriate proof of the occurrence and duration of such force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to minimize the consequences of such Force Majeure.

15.4 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

Article 16 - Governing Law; Dispute Resolution

16.1 The formation, validity, interpretation, execution, amendment and termination of this Agreement shall be governed by the published laws and regulations of the PRC.

16.2 Any dispute arising from, out of or in connection with this Agreement shall be settled by friendly consultation between the Parties. In the event that either Party determines that the dispute is unable to be resolved by consultation, either Party may, at any time, refer the dispute to the Shanghai Branch of the China International Economic and Trade Arbitration Commission (CIETAC) in Shanghai for arbitration according to its arbitration procedural rules then in effect. The result of the arbitration is final and binding to both Parties.

16.3 During arbitration, except for the area of disagreement under arbitration, all other provisions of this Agreement are still valid.

Article 17- Miscellaneous

17.1 Languages

This Agreement is written in both Chinese and English. The two language versions shall have equal validity and effect.

17.2 Waiver

Failure, waiver or delay on the part of either Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

17.3 Severability

The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

17.4 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements between them.

17.5 Amendments

Any amendment to this Agreement shall require both Parties to sign a written agreement. Such amendment shall become effective only upon approval by the Government authorities which will have originally approved this Agreement.

17.6 Registration

Party A and Party B shall handle the registration and filing procedures with the real estate housing authority in accordance with the relevant regulations. All necessary fees shall be equally borne by both Parties.

17.7 Costs

Each party shall bear its own costs in the preparation and execution of this Agreement. Any stamp duty payable on the execution of this Agreement shall be equally borne by the parties in equal shares.

17.8 Implementing Guidelines

Written guidelines for the further detailed implementation of this Agreement must obtain the written approval of both Parties. Such agreed upon guidelines will have the same force and effect as the Agreement.

17.9 Effectiveness

This Agreement is duplicated in four copies, with each Party holding two. The Agreement shall become effective after duly authorized representatives of both Parties attach their signatures and add their seals.

IN WITNESS WHEREOF, this Agreement is signed on the date first written above by the duly authorized representatives of the Parties.

Party A: Shanghai Changning District Central Hospital

Representative:

Party B: U.S. - China Industrial Exchange Inc.

Representative: